Exhibit (b)(1)

EXECUTION COPY

ROYAL BANK OF CANADA 200 Vesey Street New York, New York 10281	MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, New York 10036	BARCLAYS 745 Seventh Avenue New York, New York 10019

PERSONAL AND CONFIDENTIAL

March 14, 2017

ASP AMC Merger Sub, Inc.

c/o American Securities LLC

299 Park Avenue, 34th Floor

New York, New York 10071

Attention: Marc Saiontz and Eric Schondorf

Project Rockies

$1,455 Million Senior Secured Facilities

$560 Million Senior Bridge Facility

Commitment Letter

Ladies and Gentlemen:

ASP AMC Merger Sub, Inc., a Delaware corporation (“you” or “Merger Sub”), has advised Royal Bank of Canada (acting through such of its affiliates or branches as it deems appropriate, “Royal Bank”) and RBC Capital Markets(1) (“RBCCM”), Morgan Stanley Senior Funding, Inc. (acting through such of its affiliates or branches as it deems appropriate, “MSSF”) and Barclays Bank PLC (acting through such of its affiliates or branches as it deems appropriate, “Barclays” and, together with Royal Bank, RBCCM and MSSF, the “Initial Commitment Parties”, and together with any other Commitment Party appointed as described below, the “Commitment Parties”, “we” or “us”) that a newly created entity, ASP AMC Intermediate Holdings, Inc., a Delaware corporation and your direct parent (“Buyer”) intends to acquire (the “Acquisition”), directly or indirectly, all of the equity interests of Air Methods Corporation, a Delaware corporation (the “Target” or the “Company”) pursuant to the terms and provisions of that certain Agreement and Plan of Merger, dated as of the date hereof (including the schedules, exhibits and annexes thereto, the “Acquisition Agreement”), among the Target, Merger Sub and Buyer as further set forth on Annex I hereto (the “Transaction Summary”) and to consummate the other transactions described in the Transaction Summary (the Acquisition, the financing therefor, the payment of the Transaction Costs and the other transactions described in the Transaction Summary, are referred to herein collectively as the “Transactions”).  Capitalized terms used but not otherwise defined herein are used with the meanings assigned to such terms in the Annexes and Exhibits hereto.

You have further advised us that it is intended that the financing for the Transaction will include the senior secured credit facilities described in the Term Sheets (as defined below), in an aggregate principal amount of $1,455 million, consisting of a $1,330 million first-lien senior secured term loan facility (the “Term Facility”), a $125 million first-lien senior secured revolving credit facility (the “Revolving Facility” and together with the Term Facility, the “Senior Secured Facilities”) and a $560

(1)  RBC Capital Markets is a brand name for the capital markets business of Royal Bank of Canada and its affiliates.

million senior bridge facility (the “Bridge Facility” and together with the Senior Secured Facilities, the “Facilities” and each individually, a “Facility”).

1.              Commitment and Agency Appointments

In connection with the foregoing, each Commitment Party (other than RBCCM) hereby commits, on a several but not joint basis, to provide the percentage of the entire principal amount of the Senior Secured Facilities set forth opposite its name on Schedule I hereto and the percentage of the entire principal amount of the Bridge Facility set forth opposite its name on Schedule II hereto (with respect to the Bridge Facility, the “Initial Bridge Lenders”), in each case, (i) upon the terms set forth in this commitment letter, the Transaction Summary and the Summaries of Terms and Conditions attached hereto as Exhibits A and B (collectively, the “Term Sheets”), as applicable, and (ii)  the initial funding of which is subject only to the conditions set forth in Exhibit C attached hereto (such Exhibit C, together with this commitment letter, the Transaction Summary and the Term Sheets, collectively, this “Commitment Letter”).

Notwithstanding the foregoing, up to $400 million of the commitments of the Commitment Parties in respect of the Term Facility (the “Aircraft Financing Backstop Amount”) shall automatically and immediately terminate upon the delivery of notice (not to be unreasonably withheld, conditioned or delayed) by the Borrower to the Lead Arrangers of the receipt of effective consent under up to $400 million of the Target’s applicable Aircraft Financing Documents (as defined in the Acquisition Agreement) and the indebtedness thereunder, the “Aircraft Financing Debt”) to an irrevocable and permanent waiver of each and any applicable “change of control”, “debt incurrence”, “financial covenant” or any other terms, conditions or provisions therein that would result in a breach, default or event of default thereunder as a consequence of the Acquisition and/or the other Transactions (the “Aircraft Financing Consents”) on a dollar-for-dollar basis in respect of the aggregate amount of the Aircraft Financing Debt for which Aircraft Financing Consents have been obtained prior to or concurrently with the consummation of the Transactions on the Closing Date (such aggregate amount, the “Rolling Aircraft Financing Debt”) and on a pro rata basis among the commitments of the Commitment Parties in respect of the Term Facility.  The Aircraft Financing Backstop Amount minus the Rolling Aircraft Financing Debt is referred to as the “Backstop Term Loans”.  The Borrower shall provide notices of the receipt of effective consent on the dates that are 31 days (which such notice shall include all effective consents received prior to such date), 61 days (which such notice shall include all effective consents received prior to such date but subsequent to the delivery of the immediately preceding notice) and 91 days after the date hereof (which such notice shall include all effective consents received prior to such date but subsequent to the delivery of the immediately preceding notice) and upon the request of the Lead Arrangers, on the date that is three (3) business days prior to the date of allocation of the Term Facility (which such notice shall include all effective consents received prior to such date but subsequent to the delivery of the immediately preceding notice).

It is agreed that RBCCM, MSSF and Barclays are pleased to commit to act as joint lead arrangers and joint bookrunners for the Senior Secured Facilities (each a “Senior Lead Arranger” and, together with any additional arrangers appointed pursuant to the paragraph below, the “Senior Lead Arrangers”) and RBCCM, MSSF and Barclays are pleased to act as joint lead arrangers and joint bookrunners for the Bridge Facility (each a “Bridge Lead Arranger” and, together with any additional arrangers appointed pursuant to the paragraph below, the “Bridge Lead Arrangers” and, collectively, together with the Senior Lead Arrangers, the “Lead Arrangers”).  In addition, Royal Bank is pleased to commit to act as administrative and collateral agent for the Senior Secured Facilities (in such capacities, the “Senior Agent”) and MSSF is pleased to commit to act as administrative agent for the Bridge Facility (in such capacities, the “Bridge Agent” and, together with the Senior Agent, the “Administrative Agent”).  Each of the Lead Arrangers and the Administrative Agent will have the rights and authority customarily given to financial institutions in such roles, but will have no duties other than those expressly set forth herein and in the Loan Documents.  It is further agreed that, notwithstanding the appointment of any Additional Agents (as defined below) pursuant to the terms hereof, RBCCM shall have the “left” lead arranger title, shall have “left placement” in any offering and marketing materials for the Senior Secured Facilities, and shall hold the roles and responsibilities conventionally understood to be associated with such title and name placement (such Lead Arranger, the “Left Lead Senior Secured Facilities Arranger”). It is further agreed that, notwithstanding the appointment of any Additional Agents (as defined below) pursuant to the terms hereof, MSSF shall have the “left” lead arranger title, shall have “left placement” in any offering and marketing materials for the Bridge Facility, and shall hold the roles and responsibilities conventionally understood to be associated with such title and name placement (such Lead Arranger, the “Left Lead Bridge Facility Arranger”).

You may, on or prior to the date which is ten (10) business days after the date of your acceptance of this Commitment Letter in accordance with the terms hereof, appoint up to three (3) additional agents, co-agents, lead arrangers, bookrunners, managers or arrangers or confer other titles in respect of the Facilities (any such agent, co-agent, lead arranger, bookrunner, manager, arranger or other titled institution an “Additional Agent”) in a manner and with economics determined by you in consultation with the Lead Arrangers (it being understood that (x) the economics granted to any Additional Agent shall not exceed the economics granted to the Initial Commitment Parties, (y) each such Additional Agent (or its affiliates) shall assume a proportion of the commitments on a pro rata basis among the Facilities and shall be allocated a corresponding proportion of the economics and Schedule I hereto shall be automatically amended accordingly and (z) to the extent Additional Agents are appointed or other titles are conferred in respect of any Facility, the economics allocated to, and the commitment amounts of the Initial Commitment Parties in respect of the Facilities, will be reduced ratably by the amount of the economics allocated to, and the commitments of, such Additional Agent (or its affiliate) upon the execution and delivery by such Additional Agent of customary joinder documentation reasonably acceptable to you and us and, thereafter, each such Additional Agent shall constitute a “Commitment Party”, “Lead Arranger” and/or “Agent”, as applicable, hereunder); provided, that in no event shall the Lead Arrangers party to this Commitment Letter as of the date hereof be entitled to less than 80% of the economics of the relevant Facility and that the initial 15% decrease in the economics shall be allocated 50% to Royal Bank and RBCCM and 50% to MSSF and the final 5% decrease in economics shall be allocated 100% to Barclays.  The resulting commitments of the Initial Commitment Parties and the Additional Agents (and their relevant affiliates) hereunder with respect to the Facilities shall be several and not joint.

Except as set forth above, no other agents, co-agents, lead arrangers, arrangers, bookrunners or managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter, dated as of the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”)) will be paid to any Lender in connection with arranging, syndicating or funding the Facilities unless you and we shall so agree.

2.              Syndication; Information

The Lead Arrangers reserve the right to syndicate all or a portion of the Facilities to a group of financial institutions identified by the Lead Arrangers in consultation with you and reasonably acceptable to the Lead Arrangers and you (your consent not to be unreasonably withheld or delayed) (the “Lenders”) (it being understood and agreed that the Lead Arrangers will not syndicate all or any portion of any Facility to any Disqualified Institution (as defined below)); provided, that, notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto (other than in connection with any assignment to an Additional Agent upon designation of such Additional Agent as a Commitment Party pursuant to Section 1 above and the execution and delivery by such Additional Agent of the customary joinder documentation referred to in Section 1 above, in respect of the amount assigned to such Additional Agent), it is agreed that (a) any syndication of, or receipt of commitments in respect of, all or any portion of any Commitment Party’s commitments hereunder prior to the initial funding under the Facilities shall not be a condition to any Commitment Party’s commitments nor reduce or release any Commitment Party from its commitments or obligations hereunder with respect to any of the Facilities, (b) no syndication, assignment or other transfer shall become effective with respect to any portion of any Commitment Party’s commitments in respect of the Facilities until the initial funding of the Facilities on the Closing Date and (c) unless you otherwise agree in writing in your sole discretion, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications and amendments, until the Closing Date has occurred.

We agree that we will not syndicate the Facilities to those persons that are (i) competitors of the Target or any of its subsidiaries (each such person, a “Competitor”) who have been identified to the Lead Arrangers in writing prior to the date hereof or (ii) such other persons who have been identified to the Lead Arrangers in writing prior to the date hereof (such persons described in clauses (i) through (ii), together with their affiliates that are reasonably identifiable by name, collectively, the “Disqualified Institutions”); provided, that you may, after the date hereof, supplement in writing to the Lead Arrangers (if on or prior to the Closing Date) and the Administrative Agent (if after the Closing Date), the list of persons that are Disqualified Institutions to include (x) any additional Competitors (together with their affiliates that are reasonably identifiable by name) and (y) any known affiliate of a Competitor identified to the Lead Arrangers (if on or prior to the Closing Date) and the Administrative Agent (if after the Closing Date) in writing by you (it being understood that any such supplement shall not apply retroactively to disqualify any person that previously acquired an assignment or participation in any Facility); provided, further, that Disqualified Institutions shall not include any bona fide debt fund, investment vehicle, regulated bank entity or unregulated lending entity (other than any person separately identified as a Disqualified Institution in accordance with clauses (i) and (ii) above) that is (x) engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of business and (y) managed, sponsored or advised by any person controlling, controlled by or under common control with a Competitor or affiliate thereof, as applicable, but only to the extent that no personnel involved with the investment in such Competitor or affiliate thereof, as applicable, (A) makes (or has the right to make or participate with others in making) investment decisions on behalf of such debt fund, investment vehicle, regulated bank entity or unregulated lending entity or (B) has access to any information (other than information that is publicly available) relating to you, the Target, or any entity that forms a part of any of your or its respective businesses or any of your or its respective subsidiaries.

Successful Syndication is not a Condition to Closing.  Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, but without limiting your obligations to assist with syndication efforts as set forth herein, it is understood and agreed that none of the commencement nor completion of the syndication of the Facilities, obtaining the ratings set forth below or the receipt of any commitments in connection therewith shall constitute a condition precedent to the availability or the initial funding of the Facilities on the Closing Date or at any time thereafter and that the commitments hereunder or the funding of the Facilities on the Closing Date are not subject to syndication of the Facilities.

Syndication Generally.  The Lead Arrangers intend to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of its syndication efforts, it is the Lead Arrangers’ intent to have Lenders commit to the Facilities prior to the Closing Date (subject to the limitations set forth in the first and second paragraphs of this Section 2).  The Lead Arrangers will, in consultation with you (and subject to your consent rights set forth in the first paragraph of this Section 2), manage all aspects of any syndication of the Facilities, including decisions as to the selection of institutions to be approached (which may not include Disqualified Institutions) and when such institutions will be approached, when their commitments will be accepted, which institutions will participate (which institutions shall be reasonably acceptable to you), the allocation of the commitments among the Lenders, and the amount and distribution of fees among the Lenders.

Clear Market.  You agree that prior to and during the syndication of the Facilities (but in any event ending no later than the expiration of the Syndication Period (as defined below)) you shall use your commercially reasonable efforts to ensure that there shall be no competing issues of debt for borrowed money by or on behalf of the Company, you, the Borrower or any of their respective subsidiaries being offered, placed or arranged (other than the Facilities, any Senior Notes or any other Securities (as defined in the Fee Letter), the Permitted Surviving Debt and the Aircraft Financing Debt), in each case that could reasonably be expected to materially impair the primary syndication of the Facilities (it being understood that the Company’s and its subsidiaries’ ordinary course capital lease, short-term working capital facilities, letters of credit,  purchase money and equipment financings will not materially impair the primary syndication of the Facilities).

Your Obligations in Connection with Syndication.  You agree to assist (and to use your commercially reasonable efforts to cause the Target to assist) the Lead Arrangers until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) sixty (60) days after the Closing Date (the “Syndication Period”) in completing a syndication reasonably satisfactory to the Lead Arrangers and you.  Such assistance shall include:

(a)         using your commercially reasonable efforts to ensure that any syndication efforts benefit materially from existing lending relationships of you and the Sponsor (as defined below) and, to the extent practical and appropriate, the Company;

(b)         facilitating direct contact between your senior management, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to ensure such contact between your non-legal advisors and senior management and non-legal advisors of the Company, on the one hand, and the proposed Lenders, on the other hand, subject to your rights set forth in the Acquisition Agreement), in all such cases upon reasonable advance notice and at times and locations to be mutually agreed upon;

(c)          your assistance, and your using commercially reasonable efforts to cause the Company to assist, in the preparation of a customary confidential information memorandum (an “Information Memorandum”) for each of the Facilities and other customary marketing materials to be used in connection with the syndication of each of the Facilities, including customary financial information and financial projections (such financial projections, the “Projections”), as the Lead Arrangers may reasonably request, subject to the limitations on your rights to request information concerning the Target and its subsidiaries set forth in the Acquisition Agreement;

(d)         the hosting, with the Lead Arrangers, of one meeting (or, if you and we agree, a conference call in lieu of such meeting) of prospective Lenders at a time and location to be mutually agreed upon, and, as you and we may reasonably agree, additional meetings and/or calls with prospective Lenders as part of the syndication process, subject to the limitations on your rights with respect to the Target and its subsidiaries set forth in the Acquisition Agreement;

(e)          using your commercially reasonable efforts to obtain public corporate credit or public corporate family ratings (but not specific ratings in either case), as applicable, of the

Borrower and public ratings (but not specific ratings) for each of the Facilities from each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Corporation (“S&P”), prior to the commencement of the Marketing Period; and

(f)           promptly after the date hereof, your commencing, and using your commercially reasonable efforts to cause the Company to commence, the solicitation of the Aircraft Financing Consents and using your commercially reasonable efforts to, and to cause the Company to, obtain the Aircraft Financing Consents.

Information.  You hereby represent and warrant that (to your knowledge with respect to information relating to the Company and its subsidiaries), (a) all written information concerning you and your subsidiaries and the Target and its subsidiaries provided to the Commitment Parties by you or on your behalf (other than the Projections, the Sponsor Model, other forward-looking information and information of a general economic or general industry nature) (the “Information”) that has been or will be made available to the Lead Arrangers, the Lenders or their respective affiliates relating to the Transactions by you or on your behalf, does not or will not, when furnished, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto) and (b) the Projections that have been or will be made available to the Lead Arrangers, the Lenders or their respective affiliates by or on behalf of you or the Sponsor or any of your representatives, and the Sponsor Model, each have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time the related Projections or Sponsor Model, respectively, are made available to the Lead Arrangers; it being understood by the Commitment Parties that the Projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular projection will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material.  You agree that if, at any time prior to the later of (i) the Closing Date and (ii) the date on which a Successful Syndication has been achieved, you become aware that any of the representations in the preceding sentence would be incorrect (to your knowledge with respect to information relating to the Company and its subsidiaries) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will (and with respect to Information and Projections concerning the Target and its subsidiaries, you will, subject to any applicable limitations on your rights set forth in the Acquisition Agreement, use commercially reasonable efforts to) promptly supplement the Information and the Projections so that (to your knowledge with respect to the Target and its subsidiaries) such representations will be correct in all material respects under those circumstances; provided, that any such supplementation shall cure any breach of such representations.  In arranging and syndicating the Facilities, the Lead Arrangers will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.  Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the making of any representation under this “Information” paragraph, the provision of any supplement thereto, or the accuracy of any such representation or supplement shall constitute a condition precedent to the availability and/or the initial funding of the Facilities on the Closing Date.

You hereby acknowledge that (a) the Lead Arrangers will make available a customary information package (including the Information Memorandum, a customary Lender presentation and other customary marketing materials) (the “Information Package”) to the proposed syndicate of Lenders by posting such Information Package on IntraLinks, SyndTrak Online or similar secure electronic means and (b) certain of the prospective Lenders may be “public side” Lenders (i.e., Lenders that have personnel that do not wish to receive material non-public information within the meaning of the United States federal securities laws with respect to you, the Target, your or its respective subsidiaries or the respective securities of any of the foregoing or the Acquisition (“MNPI”) (each such Lender, a “Public Lender”)).  If reasonably requested by the Lead Arrangers, you will use commercially reasonable efforts to assist us in preparing a customary additional version of the Information Package to be used by Public Lenders (the “Public Package”).  The information to be included in the Public Package to be used by Public Lenders will contain only information that (i) is publicly available or would be made publicly available if you, or the Target were to become public reporting companies or (ii) is not material with respect to you, the Target or your or its respective subsidiaries or your or its respective securities for purposes of the United States federal securities laws.  It is understood that in connection with your assistance described above, customary authorization letters will be included in any Information Memorandum that (i) authorize the distribution of the Information Memorandum to prospective Lenders and (ii) contain customary representations to the Lead Arrangers as to the information contained therein and that the Public Package does not include MNPI.  The Information Memorandum will contain customary language exculpating you, the Sponsor, the Company and your and their respective subsidiaries and your and their respective affiliates and us with respect to any liability related to the use of the contents of the Information Package.  You agree, at our request, to use commercially reasonable efforts to identify that portion of the Information that may be distributed to the Public Lenders as “PUBLIC”.  All information that is not specifically identified as “PUBLIC” (including the Projections) shall be treated as being suitable only for posting to Private Lenders (as defined below).  You agree that, subject to the confidentiality and other provisions of this Commitment Letter, the Lead Arrangers may distribute the following documents to all prospective Lenders (other than Disqualified Institutions) in the form provided to you and to your counsel a reasonable time prior to their intended distribution, unless you or your counsel advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such material should only be distributed to prospective lenders that are not Public Lenders (“Private Lenders”) and provided that you have been given a reasonable opportunity to review such documents in advance of their intended distribution and comply with U.S. Securities and Exchange Commission or other disclosure obligations: (a) the Term Sheets, (b) drafts and final definitive documentation with respect to the Facilities; (c) administrative materials prepared by the Lead Arrangers or the Administrative Agent for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (d) notification of changes in the terms of the Facilities.  If you advise us that any of the foregoing items should be distributed only to Private Lenders, then we will not distribute such materials to Public Lenders unless you otherwise consent.

3.              Conditions

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documents or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties relating to you, the Target and your and its respective subsidiaries and your and its respective businesses, the accuracy of which shall be a condition to the availability and the initial funding of the Facilities on the Closing Date shall be (A) the Specified Representations (as defined below) and (B) the representations and warranties made by or on behalf of the Company and its subsidiaries in the Acquisition Agreement which are material to the interests of the Lenders, but solely to the extent that you or your applicable affiliate has the right not to consummate the transactions contemplated by the Acquisition Agreement or to terminate your (or its) obligations under the Acquisition Agreement as a result of a breach of such representations or warranties (the “Acquisition Representations”), (ii) the terms of the Loan Documents shall be in a form such that they do not impair the availability and the initial funding of the Facilities on the Closing Date if the conditions set forth on Exhibit C to this Commitment Letter are satisfied (it being understood that, to the extent any Collateral, including the creation or perfection of any security interest therein is not or cannot be provided on the Closing Date (other than, to the extent required under the Term Sheets, (x) a lien on Collateral that may be perfected solely by the filing of a financing statement under the Uniform Commercial Code and (y) a pledge of the capital stock of the Borrower and the Guarantors (other than Holdings) organized under the laws of the United States or any state thereof with respect to which a lien may be perfected upon closing by the delivery of a stock or equivalent certificate along with stock powers endorsed in blank (other than, in the case of the Target and its subsidiaries, with respect to any such certificate that has not been made available to you at least 2 business days prior to the Closing Date, to the extent you have used commercially reasonable efforts to procure delivery thereof, in which case, such stock or equivalent certificate may instead be delivered within 2 business days after the Closing Date (or such later date as the Senior Agent may agree)) after your use of commercially reasonable efforts to do so, then the provision of such Collateral (and perfection of security interests therein) shall not constitute a condition precedent to the availability and the initial funding of the Facilities on the Closing Date but shall be required to be delivered and perfected after the Closing Date (and in any event, within 90 days after the Closing Date plus any extensions granted by the Senior Agent in its reasonable discretion) pursuant to arrangements to be mutually agreed) and (z) the only conditions (express or implied) to the availability and the initial funding of the Facilities on the Closing Date are those expressly set forth on Exhibit C to this Commitment Letter, and such conditions shall be subject in all respects to the provisions of this paragraph.  For purposes hereof, “Specified Representations” means those representations and warranties set forth in the Loan Documents relating to: organizational existence of the Loan Parties; organizational power and authority (as it relates to due authorization, execution, delivery and performance of the Loan Documents) of the Loan Parties; due authorization, execution and delivery of the relevant Loan Documents by the Loan Parties, and enforceability, in each case as it relates to the entering into and performance of the relevant Loan Documents against the Loan Parties; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries taken as a whole (in form and scope consistent with the solvency certificate to be delivered pursuant to Exhibit C hereto); no conflicts of the Loan Documents with the charter documents of the Borrower and the Guarantors; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act (as defined below); use of proceeds not in violation of FCPA and OFAC; and, subject to the Funding Conditions Provision (as defined below) and to security interests and liens permitted under the Loan Documents, the perfection of the security interests granted in the Collateral as of the Closing Date.  This paragraph, and the provisions contained herein, is referred to as the “Funding Conditions Provision”.  Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Facilities, the Lead Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Facilities in a manner consistent with the Acquisition Agreement.

Upon the consummation of the issuance of the Senior Notes in accordance with the terms hereof and the Fee Letter, the Borrower may elect in its sole discretion to have the gross proceeds from the issuance of the Senior Notes (including the Underwriting Fee pursuant to the Engagement Letter which shall be released to the Investment Banks only upon consummation of the Acquisition) be funded into an escrow account subject to customary escrow arrangements for high yield bond offerings to be mutually agreed.

4.              Fees; Indemnity; Costs and Expenses

As consideration for our commitments hereunder and our agreements to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Fee Letter.

You agree (a) to indemnify and hold harmless each Lead Arranger, the Administrative Agent, each Additional Agent, each Lender and their respective affiliates and controlling persons and the respective officers, directors, employees, agents and members of each of the foregoing, (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction contemplated hereby or thereby or any claim, litigation, investigation or proceeding, relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto and whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each such Indemnified Person within 30 days following written demand therefor (together with reasonable backup documentation supporting such reimbursement request) for any reasonable and documented and invoiced out-of-pocket expenses incurred in connection with investigating or defending any Proceeding (but limited, in the case of legal fees and expenses, to one firm of counsel for all Indemnified Persons taken as a whole and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may be a single firm for multiple jurisdictions) for all Indemnified Persons taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person(s) affected by such conflict informs you of such conflict and retains their own counsel, of another firm of counsel for all such affected Indemnified Person(s) taken as a whole) (in each such case, excluding allocated costs of in-house counsel); provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Persons (as defined below) or (y) a material breach of the obligations of such Indemnified Person or any of its Related Persons under this Commitment Letter, the Fee Letter or the Loan Documents or (ii) arising out of, or in connection with, any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (or any of its Related Persons) other than any Proceeding against any Indemnified Person in its capacity or in fulfilling its role as the Administrative Agent or Lead Arrangers or similar role under any of the Facilities, and (b) to reimburse the Administrative Agent and each Indemnified Person, within 30 days following receipt of the relevant invoice (or on the Closing Date, to the extent invoiced at least 3 business days prior to the Closing Date, as provided herein), for all reasonable and documented out-of-pocket expenses (including but not limited to expenses of the Administrative Agent’s due diligence investigation (and with respect to third party diligence expenses, to the extent any such expenses have been previously approved by you (such approval not to be unreasonably withheld)), syndication expenses, but limited, in the case of legal fees and expenses, to the reasonable and documented and invoiced out-of-pocket legal expenses of one firm of counsel for all Indemnified Persons taken as a whole and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may be a single firm for multiple jurisdictions) for all Indemnified Persons taken as a whole (in each such case, except allocated costs of in-house counsel)), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letter, the Loan Documents and any security arrangements in connection therewith (collectively, the “Expenses”); provided, that you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur.

Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online), except, in the case of any Indemnified Person, to the extent such damages are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, gross negligence, or bad faith of, or a material breach of this Commitment Letter, the Fee Letter or the Loan Documents by, such Indemnified Person or any of its Related Persons, respectively, and (ii) neither you, the Target or any of your or its respective affiliates or your or their respective directors, officers, employees, agents, advisors or other representatives of any of the foregoing nor any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with the Facilities, this Commitment Letter or the Fee Letter (including the use or intended use of the proceeds of the Facilities) or the transactions contemplated hereby; provided, that this clause (ii) shall not limit your indemnification obligations herein to the extent that such indirect, special, punitive or consequential damages are included in any third party claim in connection with which such Indemnified Person is otherwise entitled to indemnification hereunder.

Notwithstanding the foregoing, each Indemnified Person shall be obligated to refund or return any and all amounts paid by you under this Section 4 to such Indemnified Person for any losses, claims, damages, liabilities and expenses to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

For purposes hereof, a “Related Person” of an Indemnified Person means any of such Indemnified Person’s controlled affiliates (or affiliates under common control), or any of its or their respective partners, trustees, directors, officers, employees, agents, advisors, controlling persons or other representatives.

5.              Conflicting Interests; Absence of Fiduciary Relationship

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the Transactions described herein and otherwise.  You further acknowledge that the Commitment Parties are full service securities firms engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, the Commitment Parties may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Company and other companies with which you or the Company may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by any Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Neither we nor any of our affiliates will use confidential information obtained from you by virtue of the Transactions contemplated by this Commitment Letter or our or their other relationships with you in connection with the performance by us or them of services for other persons, and neither we nor any of our affiliates will furnish any such information to other persons.  You also acknowledge that neither we nor any of our affiliates have any obligation to use in connection with the Transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us or them from other persons.  In addition, subject to compliance by such affiliate with the terms hereof (including Section 7 hereof), each Commitment Party may employ the services of its respective affiliates (other than any Disqualified Institutions) in providing services and/or performing its obligations hereunder and may exchange with such affiliates information concerning the Target, you and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to such Commitment Party hereunder; provided, that such Commitment Party shall not be relieved of its obligations hereunder in the event that any affiliate through which it shall perform its obligations fails to perform the same in accordance with the terms hereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Company and you.  You agree that the Commitment Parties will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty among the Commitment Parties and you and the Company, your and their respective equityholders or your and their respective affiliates.  You acknowledge and agree that (i) the Transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between us, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction we are acting solely as a principal and not as agents or fiduciaries of you, the Company, your and their management, equityholders, creditors or any other person, (iii) we have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the Transactions contemplated hereby or the process leading thereto (irrespective of whether we or any of our affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate.  You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such Transactions and the process leading thereto.  Please note that we and our affiliates do not provide tax, accounting or legal advice.  You hereby waive and release any claims that you may have against the Lead Arrangers, the Commitment Parties and the Administrative Agent (each in its respective capacity as such) with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any Transactions contemplated by this Commitment Letter.  In addition, please note that Barclays Capital Inc. has been retained by the Sponsor as financial advisor (in such capacity, the “Financial Advisor”) to the Sponsor in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

6.              Assignments; Amendments

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than (i) by you to the Borrower, or to other newly formed domestic entities established in connection with the Transactions that shall, after giving effect to the Transactions, own, directly or indirectly, 100% of the capital stock of the Target and that shall be controlled by the Sponsor, with all of your obligations and liabilities hereunder being assumed by the Borrower or such other entities upon the effectiveness of such assignment and (ii) by us as expressly contemplated by, and subject to the limitations set forth in, Section 1 and Section 2 above) without the prior written consent of each other party hereto, not to be unreasonably withheld (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and, to the extent expressly provided in Section 4 above, the Indemnified Persons) and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and, to the extent expressly provided in Section 4 above, the Indemnified Persons).  Any and all obligations of, and services to be provided by, the Commitment Parties (including, without limitation, its commitments) may be performed and any and all rights of the Commitment Parties may be exercised by or through any of its affiliates (other than any Disqualified Institutions); provided, that, with respect to the commitments of each Commitment Party, any assignments thereof to an affiliate thereof will not relieve any such Commitment Party from any of its obligations hereunder unless and until, and such affiliate shall have funded the portion of the commitment so assigned (and then only to the extent of the amount so funded).

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto.

7.              Confidentiality

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter and its terms or substance or the Fee Letter and its terms or substance shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Sponsor and to your and their officers, directors, employees, attorneys, accountants, affiliates, auditors, agents and advisors, in each case, on a confidential and need-

to-know basis, (b) if the Lead Arrangers consent to such proposed disclosure (such consent not to be unreasonably withheld), (c) pursuant to the order of any court or administrative agency, in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or, to the extent requested or required by governmental and/or regulatory authorities, (in which case, you agree, to the extent practicable and not prohibited by law, (i) to notify us of the proposed disclosure in advance of such disclosure and if you are unable to notify us in advance of such disclosure, such notice shall be delivered to us promptly thereafter to the extent practicable and permitted by law and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (d) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter, the Fee Letter or any Loan Document or any action or proceeding relating to this Commitment Letter, the Fee Letter or any Loan Document, (e) the Term Sheets, including the existence and contents thereof (but not the Fee Letter or the contents thereof, other than the existence thereof, the aggregate amount of fees payable thereunder and [as otherwise agreed] as part of projections, pro forma information and a generic disclosure of aggregate sources and uses), may be disclosed to any rating agency in connection with the Transactions, (f)(i) this Commitment Letter and the contents hereof and (ii) to the extent portions thereof have been redacted in a manner to be mutually agreed upon, the Fee Letter and the contents thereof to the Company and its officers, directors, equity holders, employees, attorneys, accountants and advisors, on a confidential and need-to-know basis, (g) this Commitment Letter and the contents hereof to any Lender or participant or potential Lenders or potential participant and to equity investors, and, in each case, their directors, officers, employees, affiliates, auditors or other experts and advisors on a confidential and need-to-know basis, (h) this Commitment Letter, including the existence and contents thereof and the fees contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts (i) to the extent customary or required in any syndication or other marketing materials, or any offering memorandum in a manner to be mutually agreed upon and (ii) in any proxy statement or similar public filing related to the Acquisition or in connection with any public disclosure requirement in a manner to be mutually agreed upon and (i) the Fee Letter and the contents thereof to any prospective Additional Agent or prospective equity investor and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis.  The foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its contents) on the date that is the earlier of the Closing Date and two years following the date on which this Commitment Letter has been accepted by you.

The Commitment Parties and their respective affiliates shall use all information provided to them or such affiliates in connection with the Acquisition and the related transactions (including any information obtained by them based on a review of the books and records relating to you or the Target or any of your or its respective subsidiaries or affiliates) solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and the terms and contents of this Commitment Letter, the Fee Letter and the Loan Documents and shall not publish, disclose or otherwise divulge such information; provided, that nothing herein shall prevent any such person from disclosing any such information (a) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulations or compulsory legal process (in which case, we agree, except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority to the extent practicable and not prohibited by law, to (i) notify you of the proposed disclosure in advance of such disclosure and if we are unable to notify you in advance of such disclosure, such notice shall be delivered to you promptly thereafter to the extent permitted by law and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (b) upon the request or demand of any governmental, regulatory or self-regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall (i) except with respect to any audit or examination conducted by bank accountants or any governmental, regulatory or self-regulatory authority exercising examination or regulatory authority, to the extent practicable and permitted by law, notify you promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (c) to the extent that such information was, is or becomes publicly available other than by reason of disclosure by such Commitment Party, any of its affiliates or its or their respective Representatives (as defined below) thereto in violation of any confidentiality obligations owing to you, the Sponsor, the Company or any of its subsidiaries (including those set forth in this paragraph), (d) to the extent that such information (i) is received by a Commitment Party from a third party that is not to such person’s knowledge, subject to confidentiality, fiduciary or other legal obligations owing to you, the Sponsor, the Company or any of your or their respective subsidiaries, or any of your or their respective affiliates or (ii) was already in such person’s possession (except to the extent received in a manner that would be restricted by the immediately preceding clause (i)) or is independently developed by such person based exclusively on information the disclosure of which would not otherwise be restricted by this paragraph, (e) to the Commitment Parties’ respective officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents (collectively, the “Representatives”) who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and who agree (which agreement may be oral or pursuant to company policy) to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (f) to any of its affiliates and their respective Representatives (other than any affiliate or Representative that is a Disqualified Institution) on a need to know basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep such information confidential; provided, that such Commitment Party shall be responsible for its affiliates’ and their Representatives’ compliance with this paragraph, (g) for the purposes of establishing a “due diligence” defense, (h) subject to your prior approval of the information to be disclosed (not to be unreasonably withheld) and subject to customary confidentiality obligations of ratings agencies, to Moody’s or S&P in connection with obtaining a rating required pursuant to this Commitment Letter and/or the Facilities, as applicable, (i) to any direct or indirect contractual counterparty to any credit default swap or similar derivative product (other than a Disqualified Institution), (j) to potential or prospective Lenders, participants or assignees (in each case, other than a Disqualified Institution) or (k) in connection with exercising any remedies hereunder or under any Loan Documents or any action or proceeding relating to this Commitment Letter, the Fee Letter or any Loan Document or the enforcement of rights hereunder or thereunder; provided, further, that the disclosure of any such information pursuant to clauses (i) and (j) above shall be made subject to the acknowledgment and acceptance by such recipient that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as set forth in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of the Commitment Parties or market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof.  For the avoidance of doubt, in no event shall any disclosure of such information referred to above be made to any Disqualified Institution.  The provisions of this paragraph shall automatically terminate on the second anniversary of the date hereof unless and to the extent earlier superseded by the relevant definitive documentation governing the Facilities.

8.              USA PATRIOT Act

We hereby notify you that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Title III of Pub. L.107-56 (signed into law October 26, 2001, as amended from time to time, the “PATRIOT Act”), each of the Administrative Agent and each Lender is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding such person that will allow any of the Administrative Agent or such Lender to identify such person in accordance with the PATRIOT Act and other applicable anti-money laundering rules and regulations.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Administrative Agent and each Lender.

9.              Miscellaneous

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties hereto with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Facilities is subject to the conditions precedent provided herein and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter contained therein.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., “pdf”, “tiff” or similar format) shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter (including the exhibits hereto) and together with the Fee Letter, (i) are the only agreements that have been entered into among the parties hereto with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and set forth the entire understanding of the parties hereto with respect thereto.

This Commitment Letter and any claim, controversy or dispute arising under or related to this Commitment Letter (whether in tort, contract (at law or in equity) or otherwise) and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York; provided, that, notwithstanding the preceding sentence and the governing law provisions of this Commitment Letter and the Fee Letter, it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (and whether or not a Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Acquisition Representation and whether as a result of any inaccuracy thereof you or your applicable affiliate has the right not to consummate the transactions contemplated by the Acquisition Agreement or to terminate your or its obligations under the Acquisition Agreement and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof (other than, in each case, claims or disputes against the Commitment Parties or Lenders), in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE ACQUISITION, THIS

COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter and the Fee Letter, or the transactions contemplated hereby and thereby, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, or the transactions contemplated hereby, in any such New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.  Each of the parties hereto agrees that service of any process, summons, notice or document by registered mail addressed to such person at its address above shall be effective service of process against such person for any suit, action or proceeding brought in any such court.

10.       Acceptance; Termination; Survival

The provisions of the Fee Letter, the provisions hereof relating to syndication in Section 2, reimbursement and indemnification in Section 4, conflicts of interest and absence of fiduciary relationship in Section 5, confidentiality in Section 7, and jurisdiction, governing law, and waiver of jury trial in Section 9 and this Section 10 shall remain in full force and effect regardless of whether the Loan Documents shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter (other than those relating to (w) confidentiality (which obligations shall survive only to the extent provided in Section 7 above), (x) the syndication of the Facilities (which obligations shall survive only until the expiration of the Syndication Period, at which time such obligations shall terminate and be of no further force and effect), (y) indemnification (which obligations shall survive only until the Closing Date to the extent such obligations are covered by the Loan Documents, and, if so, shall be superseded by the Loan Documents) and (z) the waiver of jury trial in Section 9), shall automatically terminate and be of no further force and effect (and, if applicable, be superseded by the Loan Documents) on the Closing Date and you shall be automatically be released from all liability in connection therewith at such time.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the undersigned executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on March 15, 2017.  Our commitments hereunder and agreements contained herein will expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.  In the event that the Closing Date does not occur on or before 11:59 p.m., New York City time on such earlier date, this Commitment Letter and the commitments and undertakings hereunder shall automatically terminate upon the first to occur of (such earlier date, the “Commitment Termination Date”): (i) the date that is 5 business days after the Termination Date (as defined in the Acquisition Agreement as in effect on the date hereof (it being understood and agreed that the Termination Date shall not be later than July 12, 2017)); (ii) the date of the termination of the Acquisition Agreement in accordance with its terms by you or with your written consent, in each case prior to the closing of the Acquisition; and (iii) the date of the closing of the Acquisition without the funding of the Facilities, unless we shall, in our sole discretion, agree to an extension; provided, that the termination of any commitment pursuant to this sentence does not prejudice your rights and remedies in respect of any breach of this Commitment Letter that occurred prior to any such termination.  You shall have the right to terminate this Commitment Letter and the commitments of the Lenders hereunder in full but not in part at any time upon written notice to them from you, subject to your surviving obligations as set forth in the preceding paragraph of this Commitment Letter.

[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

ROYAL BANK OF CANADA

By:	/s/ James S. Wolfe
	Name:	James S. Wolfe
	Title:	Managing Director Head of Global Leveraged Finance

Signature Page to Commitment Letter

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Wissam Kairouz
	Name:	Wissam Kairouz
	Title:	Authorized Signatory

Signature Page to Commitment Letter

BARCLAYS BANK PLC

By:	/s/ John Skrobe
	Name:	John Skrobe
	Title:	Managing Director

Signature Page to Commitment Letter

Accepted and agreed to as of the date first above written:

ASP AMC MERGER SUB, INC.

By:	/s/ Marc Saiontz
	Name:	Marc Saiontz
	Title:	President

Signature Page to Commitment Letter

SCHEDULE 1

SENIOR SECURED FACILITIES COMMITMENTS

Commitment Party	Senior Term Facility	Revolving Facility
ROYAL BANK OF CANADA	37.5%	37.5%
MORGAN STANLEY SENIOR FUNDING, INC.	37.5%	37.5%
BARCLAYS BANK PLC	25.0%	25.0%

SCHEDULE II

BRIDGE FACILITY COMMITMENTS

Commitment Party	Bridge Facility
ROYAL BANK OF CANADA	37.5%
MORGAN STANLEY SENIOR FUNDING, INC.	37.5%
BARCLAYS BANK PLC	25.0%

ANNEX I

PROJECT ROCKIES

Transaction Summary

American Securities LLC (together with its controlled affiliates (including its affiliated private equity funds), collectively, the “Sponsor”) and other investors, which may include members of management of the Target and its subsidiaries and certain direct or indirect equityholders of the Target (such other investors, together with the Sponsor, collectively, the “Investors”), intend to acquire the Target, all as set forth in the Acquisition Agreement (the “Acquisition”).  In connection therewith:

•                  Buyer and Merger Sub will enter into the Acquisition Agreement with the Target, pursuant to which Merger Sub will merge with and into the Target, with the Target as the surviving entity.

•                  The Investors will make cash (or in the case of management of the Target and its subsidiaries and/or direct or indirect equity holders of the Target, non-cash) equity contributions (such non-cash equity contributions shall be retained, converted or in the form of “rollover equity”) directly or indirectly, to Buyer (the “Sponsor Equity Contribution”), which cash equity, when combined with equity of members of management and certain direct or indirect equity holders of the Target that will be retained, converted or rolled over, if any (together with the Sponsor Equity Contribution, collectively, the “Equity Contribution”), will constitute an aggregate amount of not less than 25% of the sum of (i) the aggregate gross proceeds of the Term Facility borrowed on the Closing Date (as defined below), (ii) the aggregate gross proceeds from the issuance of senior unsecured notes in a Rule 144A or other private placement (the “Senior Notes”) or the borrowing of senior unsecured bridge loans under the Bridge Facility, as applicable, (iii) indebtedness in respect of capitalized leases and aircraft financings (including the Aircraft Financing Debt) and (iv) the Equity Contribution (the “Minimum Equity Contribution”); provided, that immediately after giving effect to the Transactions, the Sponsor shall own, directly or indirectly, at least a majority of the outstanding voting capital stock of the Target.

•                  You will (i) borrow the initial loans under the Senior Secured Facilities and (ii) issue the Senior Notes, or to the extent the Senior Notes are not issued on or prior to the Closing Date, borrow the senior unsecured bridge loans under the Bridge Facility, as applicable.

•                  All existing indebtedness for borrowed money of the Target and its subsidiaries under that certain Third Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated as of August 21, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified, the “Existing Credit Agreement”), by and among, inter alios, the Target, Keybank National Association, as administrative agent and collateral agent, and the lenders party thereto from time to time, will be repaid, redeemed, defeased, discharged, refinanced, replaced or terminated (or irrevocable notice for the repayment or redemption thereof will be given) (the “Refinancing”).

•                  The fees, premiums, expenses and other transaction costs incurred in connection with the Transactions, including funding any original issue discount (“OID”) and upfront fees (the “Transaction Costs”) will be paid.

For purposes of the Commitment Letter and the Fee Letter, the “Closing Date” shall mean the date of the consummation of the Acquisition and the satisfaction or waiver by the Lead Arrangers of the relevant conditions set forth on Exhibit C and the funding of the initial borrowings under the relevant Facilities.